Exhibit 99.1

Energy Services enters into a definitive merger agreement to acquire C. J. Hughes Construction Company, Inc.

Energy Services announces the termination of the Stock Purchase Agreement with GasSearch Corporation and GasSearch Drilling Services Corporation.

     Huntington, West Virginia, February 22, 2008 - Energy Services Acquisition Corp. (AMEX: ESA, ESA-U, ESA-W)("Energy Services") announced today that the
Stock Purchase Agreement with GasSearch Corporation and GasSearch Drilling Services Corporation has been terminated.

     Energy Services also announced today that it has entered into an Agreement and Plan of Merger to acquire C.J. Hughes Construction Company, Inc. headquartered in Huntington, West Virginia. C.J. Hughes may be considered an affiliate of Energy Services since Marshall T. Reynolds and Neal Scaggs are shareholders, and Edsel R. Burns is the president and a shareholder of C.J. Hughes Construction Company. Mr. Reynolds is the Chairman of the Board, Chief Executive Officer and Secretary of Energy Services. Mr. Scaggs and Mr. Burns are directors of Energy Services. C.J. Hughes is primarily engaged in the construction, replacement and repair of natural gas pipelines for utility companies and private natural gas companies. To a lesser extent, C.J. Hughes is engaged in the installation of water and sewer lines.

     The Agreement and Plan of Merger calls for the shareholders of C J Hughes Construction Company to receive $36,896 in cash and 6,434.7 shares of Energy Services common stock for each share of C J Hughes stock held. The total Merger consideration will be approximately 50% cash and 50% common stock with a total value of $34.0 million as of the date of the agreement. Under certain circumstances the number of shares to be issued may be increased in order to ensure that at least 40% of the value to be paid to C.J. Hughes shareholders is in common stock.

     The closing of the C J Hughes Acquisition is subject to various closing conditions, including the acquisition of another business or businesses, such that the total value of the businesses acquired have an aggregate fair value of 80% of Energy Services net assets, as defined in its initial public offering. In addition, the closing of the acquisition is further conditioned on holders of less than 20% of the shares of Energy Services common stock voting against the transaction and electing to convert their Energy Services common stock into cash from the trust fund established in connection with Energy Services initial public offering.

     Marshall T. Reynolds, Chairman of the Board of Energy Services, stated, "We believe that with the combined strengths of C J Hughes along with those of the previously announced transaction with S T Pipeline, Energy services will be well positioned to pursue the growth possibilities that exists within the energy services industry today."

About C J Hughes

     Based in Huntington West Virginia, C J Hughes was founded in 1946. The company is engaged in servicing the oil and gas industry primarily through the installation and repairs of pipelines, as well as other ancillary work


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associated with serving the energy industry. Through its wholly owned subsidiary
Nitro Electric, C.J. Hughes is involved in providing electrical services to industrial and commercial customers.

About Energy Services Corp.

     Based in Huntington, West Virginia Energy Services is a publicly traded, special purpose acquisition company ("SPAC") formed to invest in or acquire companies in the energy services industry.

Forward Looking Statements

     This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements are based on current expectations and projections about future events and no party assumes on obligation to update any such forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about Energy Services, S.T. Pipeline or C J Hughes that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements., In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions.